UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Act of 1934

Date of Report (Date of earliest event reported): July 16, 2010

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 16, 2010, Federated Investors, Inc., (Federated) reached a definitive agreement with SunTrust Banks, Inc. (SunTrust) to acquire its money market management business. In connection with this acquisition, $17 billion in money market assets will be transitioned to Federated. The assets are currently managed by SunTrust’s RidgeWorth Capital Management (RidgeWorth) and its subsidiary StableRiver Capital Management LLC.

In connection with this agreement, money market mutual fund assets currently managed in nine RidgeWorth money market mutual funds will be transitioned into six existing Federated money market mutual funds with similar investment objectives. Certain assets maintained by SunTrust in collective and common funds will be transitioned to Federated money market mutual funds. The board of directors of Federated has approved the transaction. The transition of assets from the RidgeWorth Funds to the Federated Funds is expected to be completed through various consent processes with fund shareholders. The transaction is also subject to normal and customary approvals.

This transaction, which is expected to occur through a series of closings by December 31, 2010, includes upfront cash payments that could total up to $8.75 million due at the transaction closing dates. Based on asset levels as of May 31, 2010, the upfront cash payments would total $7.9 million. The transaction also includes contingent purchase price payments payable over five years. The contingent purchase price payments will be calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. Based on asset levels as of May 31, 2010, these additional payments would total approximately $30 million over five years.

The agreement includes customary representations, warranties and covenants, including certain covenants relating to non-competition made by SunTrust and certain of its subsidiaries. Attached herewith as Exhibit 99.1 is a press release issued by Federated regarding the transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated July 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: July 16, 2010	By:	/S/ THOMAS R. DONAHUE
Thomas R. Donahue
Chief Financial Officer